Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter 2017 Operating Results
Third Quarter Summary

•	Net income of $3.8 million, or $0.16 per share

•	Total new loan commitments of $70.6 million and loan fundings of $51.4 million

•	Average loans increased $38.3 million, or 15.6% annualized

•	Nonperforming assets decreased 54.0% from June 30, 2017

•	Classified assets decreased 39.6% from June 30, 2017 to 1.6% of total assets

•	Total past due loans decreased 72.8% from June 30, 2017

COSTA MESA, Calif., October 23, 2017 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a wholly owned non-bank subsidiary, today reported its financial results for the three and nine months ended September 30, 2017.
For the third quarter of 2017, the Company reported net income of $3.8 million, or $0.16 per share. This compares with net income of $2.5 million, or $0.11 per share, in the second quarter of 2017, and a net loss of $30.5 million, or $1.33 per share, in the third quarter of 2016. The increase in net income, as compared to the three months ended June 30, 2017, is primarily attributable to an increase in net interest income. The increase in net interest income is a result of a higher average loan balance for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017 and the recovery of $1.1 million in interest income on one loan relationship that paid off during the quarter which was on nonaccrual status.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We delivered another quarter of improved profitability driven by higher revenue, greater operating efficiencies and notable improvement in asset quality. We continue to add new operating companies to our client base, although our overall level of balance sheet growth in the third quarter was impacted by payoffs of non-performing loans, seasonal paydowns in lines and seasonal use of funds by a number of our depositors. We have a very healthy pipeline that we believe should result in a higher level of client acquisition in the fourth quarter. As we continue to add quality assets and drive additional operating leverage, we anticipate further improvement in our level of profitability.”

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2017, as compared to the three months ended June 30, 2017 and the three and nine months ended September 30, 2016. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
	($ in thousands)
Total interest income	$14,025	$12,132	$10,598	$37,761	$30,388
Total interest expense	2,020	1,736	1,409	5,289	4,015
Net interest income	12,005	10,396	9,189	32,472	26,373
Provision for loan and lease losses	—	—	10,730	—	19,870
Total noninterest income	964	1,431	1,054	3,364	2,671
Total noninterest expense	9,176	9,262	9,687	27,649	27,135
Income tax provision	37	64	20,352	150	16,991
Net income (loss)	$3,756	$2,501	$(30,526)	$8,037	$(34,952)
Net Interest Income
Q3 2017 vs Q2 2017. Net interest income increased $1.6 million, or 15.5%, for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017 primarily as a result of:

•
An increase in interest income of $1.9 million, or 15.6%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans during the three months ended September 30, 2017 as compared to the three months ended June 30, 2017 and the recovery of $1.1 million in interest income on one loan relationship that paid off during the quarter which was on nonaccrual status; partially offset by

•
An increase in interest expense of $284 thousand, or 16.4%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017, which was primarily the result of our decision to increase the rate of interest paid on our certificates of deposit to increase our liquidity.

Our net interest margin increased to 4.06% for the three months ended September 30, 2017 as compared to 3.63% for the three months ended June 30, 2017 primarily as a result of a favorable shift in the mix of interest-earning assets for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017 and the recovery of $1.1 million in interest income on one loan relationship that paid off during the quarter which was on nonaccrual status.
Q3 2017 vs Q3 2016. Net interest income increased $2.8 million, or 30.6%, for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 primarily as a result of:

•
An increase in interest income of $3.4 million, or 32.3%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 and the recovery of $1.1 million in interest income on one loan relationship that paid off during the quarter which was on nonaccrual status; partially offset by

•
An increase in interest expense of $611 thousand, or 43.4%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 75 basis points since the fourth quarter of 2016.

YTD 2017 vs YTD 2016. Net interest income increased $6.1 million, or 23.1%, for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, primarily as a result of:

•
An increase in interest income of $7.4 million, or 24.3%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance and an increase in the average yield on loans for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016 and the recovery of $1.1 million in interest income on one loan relationship that paid off during the quarter which was on nonaccrual status; partially offset by

•
An increase in interest expense of $1.3 million, or 31.7%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the nine months ended September 30, 2017 as compared to the nine months ended

September 30, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 75 basis points since the fourth quarter of 2016.
Provision for Loan and Lease Losses
Q3 2017 vs Q2 2017. We recorded no provision for loan and lease losses during either the three months ended September 30, 2017 or June 30, 2017 due primarily to reserves for new loans being offset by a decline in the level of classified assets. During the three months ended September 30, 2017, we had net charge-offs of $2.1 million, compared with net recoveries of $384 thousand for the three months ended June 30, 2017.
Q3 2017 vs Q3 2016. We recorded no provision for loan and lease losses during the three months ended September 30, 2017, as compared to a provision for loan and lease losses of $10.7 million recorded during the three months ended September 30, 2016. There was no provision for the third quarter of 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. We recorded a $10.7 million provision for loan and lease losses in the third quarter of 2016 due to downgrades and charge-offs on loans that exceeded recoveries during the third quarter of 2016.
YTD 2017 vs YTD 2016. We recorded no provision for loan and lease losses during the nine months ended September 30, 2017 as compared to a provision for loan and lease losses of $19.9 million recorded during the nine months ended September 30, 2016. We recorded no provision for loan and lease losses during the nine months ended September 30, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. We recorded a provision for loan and lease losses of $19.9 million for the nine months ended September 30, 2016 primarily as a result of new loan growth and downgrades and charge-offs on several loans that exceeded recoveries during the nine months ended September 30, 2016.
Noninterest Income
Q3 2017 vs Q2 2017. Noninterest income decreased $467 thousand, or 32.6%, for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017, primarily resulting from the recovery of appraisal fees and legal expenses related to a problem loan that paid off during the second quarter of 2017.
Q3 2017 vs Q3 2016. Noninterest income decreased by $90 thousand, or 8.5%, for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016, primarily as a result of $340 thousand in recoveries during the third quarter of 2016 that exceeded the amount previously charged off against the allowance for loan and lease losses (“ALLL”), which was partially offset by an increase in loan servicing and referral fees during the third quarter of 2017.
YTD 2017 vs YTD 2016. Noninterest income increased $693 thousand, or 25.9%, for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, primarily as a result of:

•	The recovery of $373 thousand in recoveries during the second quarter of 2017 that exceeded the amount previously charged off against the ALLL; and

•	An increase in loan servicing and referral fees during the nine months ended September 30, 2017 as compared to the same period in 2016; partially offset by

•	A decrease of $40 thousand in net gain on sale of small business administration loans for the nine months ended September 30, 2017 as compared to the same period in 2016.
Noninterest Expense
Q3 2017 vs Q2 2017. Noninterest expense decreased $86 thousand, or 0.9%, for the three months ended September 30, 2017 as compared to the three months ended June 30, 2017, primarily as a result of a decrease in our loan-related expenses, which was partially offset by an increase in our salary expense during the third quarter of 2017.
Q3 2017 vs Q3 2016. Noninterest expense decreased $511 thousand, or 5.3%, for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016, primarily as a result of:

•	A decrease of $152 thousand in our professional fees primarily related to lower accounting fees in 2017;

•	A decrease of $157 thousand in loan-related expenses as a result of the reversal of our mortgage repurchase reserve; and

•
A decrease of $135 thousand in occupancy expenses as a result of moving costs incurred in the prior year period associated with the transition of a few of our locations from full-service branches to loan production offices, which expenses were not incurred during the three months ended September 30, 2017.

YTD 2017 vs YTD 2016. Noninterest expense increased $514 thousand, or 1.9%, for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, primarily as a result of an increase of $665 thousand in our professional fees attributable to an increase in accounting and legal fees during the nine months ended September 30, 2017.
Income tax provision (benefit)
For the three and nine months ended September 30, 2017, we had income tax expense of $37 thousand and $150 thousand, respectively. The income tax expense for the three and nine months ended September 30, 2017 represents the payment to the State of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense was recorded as a result of our net operating loss carryforward. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the valuation allowance of $21.7 million that was previously established on the balance of our deferred tax asset was still required at September 30, 2017.
For the three and nine months ended September 30, 2016, we had income tax expense of $20.4 million and $17.0 million, respectively, as a result of the establishment of a full valuation allowance during the three months ended September 30, 2016 on the balance of our deferred tax asset, which includes current and historical losses that may be used to offset taxes on future profits. Negative evidence included the significant losses incurred during the second and third quarters of 2016, an increase in our nonperforming assets from December 31, 2015 to September 30, 2016, a cumulative three-year loss position, and our accumulated deficit. Positive evidence included our forecast of our taxable income, the time period in which we have to utilize our deferred tax asset and the current economic conditions. While management believed that the Company would be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we were unable to assert the timing as to when that realization would occur. As a result of this conclusion and due to the hierarchy of evidence that the accounting rules specify, a valuation allowance was recorded as of September 30, 2016 to offset the deferred tax asset.
Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2017 gross loans totaled approximately $1.0 billion, which represented a decrease of $2.2 million, or 0.2%, compared to gross loans outstanding at June 30, 2017, and an increase of $93.5 million, or 9.9%, compared to gross loans outstanding at December 31, 2016. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2017, June 30, 2017 and December 31, 2016.

	September 30, 2017		June 30, 2017		December 31, 2016
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$364,242	35.0%	$366,259	35.1%	$333,376	35.2%
Commercial real estate loans - owner occupied	211,514	20.3%	209,724	20.1%	214,420	22.7%
Commercial real estate loans - all other	235,319	22.6%	240,653	23.1%	173,223	18.3%
Residential mortgage loans - multi-family	123,698	11.9%	126,061	12.1%	130,930	13.8%
Residential mortgage loans - single family	27,983	2.7%	30,678	2.9%	34,527	3.6%
Construction and land development loans	28,461	2.7%	21,601	2.1%	18,485	2.0%
Consumer loans	48,801	4.7%	47,243	4.5%	41,563	4.4%
Gross loans	$1,040,018	100.0%	$1,042,219	100.0%	$946,524	100.0%
The decrease of $2.2 million in gross loans during the third quarter of 2017 was primarily a result of $30.4 million in payoffs, which included $9.5 million of loans that were previously on nonaccrual status, partially offset by new loan growth during the same period. During the third quarter of 2017, we secured new commercial loan commitments of $49.0 million, of which $32.7 million were funded at September 30, 2017. Our total commercial loan commitments increased to $614.1 million at September 30, 2017 from $587.8 million at June 30, 2017, while the utilization rate of commercial commitments increased to 59.4% at September 30, 2017 from 59.3% at June 30, 2017.

Deposits

	September 30, 2017	June 30, 2017	December 31, 2016
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$320,248	$343,956	$332,573
Interest-bearing checking accounts	92,467	103,136	75,366
Money market and savings deposits	314,002	328,469	335,453
Certificates of deposit	327,803	291,143	257,908
Totals	$1,054,520	$1,066,704	$1,001,300
The decrease in our total deposits from June 30, 2017 to September 30, 2017 is primarily attributable to a decrease of $34.4 million in our checking accounts and a decrease of $14.5 million in money market and savings deposits, partially offset by an increase of $36.7 million in our certificates of deposit. The increase in our certificates of deposit is primarily the result of our decision to increase the rate of interest paid on our certificates of deposit to increase our liquidity. As a result of the aforementioned increase in certificates of deposits, lower priced core deposits decreased to 69% of total deposits, while higher priced certificates of deposit increased to 31% at September 30, 2017, as compared to 73% and 27% of total deposits, respectively, at June 30, 2017.
Asset Quality
Nonperforming Assets

	2017			2016
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Total non-performing loans	$10,279	$22,393	$25,659	$24,897	$27,079
Other non-performing assets	95	181	58	—	—
Total non-performing assets	$10,374	$22,574	$25,717	$24,897	$27,079
90-day past due loans	$2,212	$12,261	$15,838	$14,949	$9,674
Total classified assets	$19,116	$31,623	$37,114	$53,901	$68,489
Allowance for loan and lease losses	$15,048	$17,178	$16,794	$16,801	$16,642
Allowance for loan and lease losses /gross loans	1.45%	1.65%	1.77%	1.78%	1.91%
Allowance for loan and lease losses /total assets	1.25%	1.42%	1.42%	1.47%	1.55%
Ratio of allowance for loan and lease losses to nonperforming loans	146.40%	76.71%	65.45%	67.48%	61.46%
Ratio of nonperforming assets to total assets	0.86%	1.86%	2.18%	2.18%	2.52%
Net quarterly charge-offs (recoveries) to gross loans	0.20%	(0.04)%	—%	(0.02)%	0.86%
Nonperforming assets at September 30, 2017 decreased $12.2 million from June 30, 2017 primarily as a result of a decrease in non-performing loans in the third quarter of 2017. The decrease in our non-performing loans resulted primarily from $9.8 million of payoffs or paydowns on our nonaccrual loans, upgrades of $711 thousand, charge-offs of $1.9 million, and the transfer of $37 thousand to other foreclosed assets, partially offset by the addition of one new loan totaling $393 thousand during the three months ended September 30, 2017.
Our classified assets decreased by $12.5 million from $31.6 million at June 30, 2017 to $19.1 million at September 30, 2017. The decrease is primarily related to principal payments of $10.0 million, upgrades of $2.4 million and charge-offs of $2.3 million during the three months ended September 30, 2017, partially offset by $2.2 million of additions during the same period.
During the three months ended September 30, 2016, the Company downgraded $48 million in loans as part of a comprehensive credit review. During the year subsequent to September 30, 2016, the Company has received $33.7 million in principal payments, net of advances, on these loans, $5.5 million in loan upgrades have been made and $1.6 million in charge-offs, accounting for 85% of the total amount of loans downgraded during the third quarter of 2016. These loan upgrades were reviewed and confirmed by third parties during the first half of 2017. The Company anticipates the progress on the remaining $7.2 million in loan downgrades taken in the third quarter of 2016 to be reflected in our results in future reporting periods, and cannot predict the timing as to when these credits will be resolved.

Allowance for loan and lease losses

	2017			2016
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$17,178	$16,794	$16,801	$16,642	$13,429
Charge offs	(2,275)	(556)	(456)	(113)	(7,723)
Recoveries	145	940	449	272	206
Provision	—	—	—	—	10,730
Balance at end of quarter	$15,048	$17,178	$16,794	$16,801	$16,642
At September 30, 2017, the ALLL totaled $15.0 million, which was approximately $2.1 million less than at June 30, 2017 and $1.6 million less than at September 30, 2016. The ALLL activity during the three months ended September 30, 2017 included net charge-offs of $2.1 million. There was no provision for loan and lease losses during the period, primarily attributable to reserves for new loans being offset by a decline in classified assets. Of the $2.3 million in gross charge-offs during the three months ended September 30, 2017, $1.6 million related to one loan relationship that was previously on nonaccrual status. The ratio of the ALLL-to-total loans outstanding as of September 30, 2017 was 1.45% as compared to 1.65% and 1.91% as of June 30, 2017 and September 30, 2016, respectively.
Capital Resources
At September 30, 2017, we had total regulatory capital on a consolidated basis of $142.4 million, and the Bank had total regulatory capital of $134.4 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.6% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2017, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2017		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$142,421	12.2%	N/A	N/A
Bank	134,355	11.6%	$116,371	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$110,839	9.5%	N/A	N/A
Bank	119,799	10.3%	$75,641	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$127,839	11.0%	N/A	N/A
Bank	119,799	10.3%	$93,096	At least 8.0
Tier 1 Capital to Average Assets:
Company	$127,839	10.8%	N/A	N/A
Bank	119,799	10.2%	$58,967	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (“SEC”) and will be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, which we expect to file with the SEC during the fourth quarter of 2017.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	Sep '17 vs Jun '17 % Change	Sep '17 vs Sep '16 % Change	September 30, 2017	September 30, 2016	% Change
Total interest income	$14,025	$12,132	$10,598	15.6%	32.3%	$37,761	$30,388	24.3%
Total interest expense	2,020	1,736	1,409	16.4%	43.4%	5,289	4,015	31.7%
Net interest income	12,005	10,396	9,189	15.5%	30.6%	32,472	26,373	23.1%
Provision for loan and lease losses	—	—	10,730	—%	(100.0)%	—	19,870	(100.0)%
Net interest income (loss) after provision for loan and lease losses	12,005	10,396	(1,541)	15.5%	(879.0)%	32,472	6,503	399.3%
Non-interest income:
Service fees on deposits and other banking services	346	332	279	4.2%	24.0%	985	801	23.0%
Net gain on sale of small business administration loans	—	—	—	—%	—%	—	40	(100.0)%
Net (loss) gain on sale of other assets	(16)	—	—	(100.0)%	(100.0)%	(14)	—	(100.0)%
Other non-interest income	634	1,099	775	(42.3)%	(18.2)%	2,393	1,830	30.8%
Total non-interest income	964	1,431	1,054	(32.6)%	(8.5)%	3,364	2,671	25.9%
Non-interest expense:
Salaries and employee benefits	5,796	5,662	5,727	2.4%	1.2%	17,171	16,920	1.5%
Occupancy and equipment	1,089	1,054	1,296	3.3%	(16.0)%	3,206	3,706	(13.5)%
Professional Fees	958	1,032	1,110	(7.2)%	(13.7)%	3,100	2,435	27.3%
OREO expenses	—	—	—	—%	—%	—	(70)	(100.0)%
FDIC Expense	294	262	229	12.2%	28.4%	859	675	27.3%
Other non-interest expense	1,039	1,252	1,325	(17.0)%	(21.6)%	3,313	3,469	(4.5)%
Total non-interest expense	9,176	9,262	9,687	(0.9)%	(5.3)%	27,649	27,135	1.9%
Income (loss) before income taxes	3,793	2,565	(10,174)	47.9%	(137.3)%	8,187	(17,961)	(145.6)%
Income tax expense	37	64	20,352	(42.2)%	(99.8)%	150	16,991	(99.1)%
Net income (loss)	$3,756	$2,501	$(30,526)	50.2%	(112.3)%	$8,037	$(34,952)	(123.0)%
Basic income per common share:
Net income (loss) available to common shareholders	$0.16	$0.11	$(1.33)	45.5%	(112.0)%	$0.35	$(1.52)	(123.0)%
Diluted income per common share:
Net income (loss) available to common shareholders	$0.16	$0.11	$(1.33)	45.5%	(112.0)%	$0.35	$(1.52)	(123.0)%
Weighted average number of common shares outstanding:
Basic	23,193	23,187	22,996	—%	0.9%	23,173	22,944	1.0%
Diluted	23,331	23,296	22,996	0.2%	1.5%	23,290	22,944	1.5%
Ratios from continuing operations(1):
Return on average assets	1.26%	0.86%	(10.66)%			0.93%	(4.24)%
Return on average equity	13.82%	9.60%	(92.18)%			10.22%	(34.80)%
Efficiency ratio	70.75%	78.31%	94.57%			77.15%	93.43%
____________________

(1)	Ratios and net interest margin for the three and nine months ended September 30, 2017, June 30, 2017 and September 30, 2016 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2017	December 31, 2016	Increase/ (Decrease)

Cash and due from banks	$15,186	$16,789	(9.5)%
Interest bearing deposits with financial institutions(1)	92,687	122,056	(24.1)%
Interest bearing time deposits	3,419	3,669	(6.8)%
Investment securities (including stock)	49,725	51,650	(3.7)%
Loans (net of allowances of $15,048 and $16,801, respectively)	1,027,896	931,525	10.3%
Other assets	16,048	15,000	7.0%
Total assets	$1,204,961	$1,140,689	5.6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$320,248	$332,573	(3.7)%
Interest bearing deposits
Interest checking	92,467	75,366	22.7%
Savings/money market	314,002	335,453	(6.4)%
Certificates of deposit	327,803	257,908	27.1%
Total interest bearing deposits	734,272	668,727	9.8%
Total deposits	1,054,520	1,001,300	5.3%
Other borrowings	15,000	15,000	—%
Other liabilities	7,655	7,143	7.2%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,094,702	1,040,970	5.2%
Shareholders’ equity	110,259	99,719	10.6%
Total Liabilities and Shareholders’ Equity	$1,204,961	$1,140,689	5.6%
Tangible book value per share	$4.75	$4.33	9.7%
Tangible book value per share, as adjusted(2)	$4.79	$4.41	8.6%
Shares outstanding	23,188,650	23,004,668	0.8%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$104,968	$335	1.27%	$117,482	$305	1.04%	$188,982	$244	0.51%
Securities available for sale and stock(2)	49,033	304	2.46%	50,144	283	2.26%	56,457	356	2.51%
Loans(3)	1,019,253	13,386	5.21%	980,987	11,544	4.72%	857,784	9,998	4.64%
Total interest-earning assets	1,173,254	14,025	4.74%	1,148,613	12,132	4.24%	1,103,223	10,598	3.82%
Noninterest-earning assets
Cash and due from banks	13,801			14,598			14,462
All other assets	(2,099)			(1,887)			21,784
Total assets	1,184,956			1,161,324			1,139,469
Interest-bearing liabilities:
Interest-bearing checking accounts	$93,597	$104	0.44%	$95,543	$85	0.36%	$57,614	$41	0.28%
Money market and savings accounts	323,825	761	0.93%	343,445	689	0.80%	326,666	520	0.63%
Certificates of deposit	304,404	980	1.28%	277,264	797	1.15%	267,590	679	1.01%
Other borrowings	652	2	1.22%	209	—	—%	9,293	24	1.03%
Junior subordinated debentures	17,527	173	3.92%	17,527	165	3.78%	17,527	145	3.29%
Total interest bearing liabilities	740,005	2,020	1.08%	733,988	1,736	0.95%	678,690	1,409	0.83%
Noninterest bearing liabilities
Demand deposits	329,168			315,483			322,768
Accrued expenses and other liabilities	7,959			7,314			6,274
Shareholders' equity	107,824			104,539			131,737
Total liabilities and shareholders' equity	1,184,956			1,161,324			1,139,469
Net interest income		$12,005			$10,396			9,189
Net interest income/spread			3.66%			3.29%			2.99%
Net interest margin			4.06%			3.63%			3.31%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$117,128	$904	1.03%	$160,346	$613	0.51%
Securities available for sale and stock(2)	50,032	930	2.49%	58,293	1,075	2.46%
Loans(3)	981,504	35,927	4.89%	847,833	28,700	4.52%
Total interest-earning assets	1,148,664	37,761	4.40%	1,066,472	30,388	3.81%
Noninterest-earning assets
Cash and due from banks	14,297			15,610
All other assets	(1,711)			20,057
Total assets	1,161,250			1,102,139
Interest-bearing liabilities:
Interest-bearing checking accounts	$88,962	$254	0.38%	$54,993	$108	0.26%
Money market and savings accounts	340,464	2,080	0.82%	324,222	1,481	0.61%
Certificates of deposit	279,630	2,458	1.18%	264,457	1,924	0.97%
Other borrowings	399	3	1.01%	9,785	74	1.01%
Junior subordinated debentures	17,527	494	3.77%	17,527	428	3.26%
Total interest bearing liabilities	726,982	5,289	0.97%	670,984	4,015	0.80%
Noninterest bearing liabilities
Demand deposits	321,808			290,830
Accrued expenses and other liabilities	7,359			6,156
Shareholders' equity	105,101			134,169
Total liabilities and shareholders' equity	1,161,250			1,102,139
Net interest income		$32,472			$26,373
Net interest income/spread			3.43%			3.01%
Net interest margin			3.78%			3.30%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.